Exhibit 99.1

March 26, 2010

Riverview Group LLC

c/o Millennium Management, LLC

666 Fifth Avenue, 8th Floor

New York, NY 10103

Attn: General Counsel

Dear General Counsel:

Reference is made to the following securities issued by The Wet Seal, Inc. (the “Company”): (a) 3.76% Secured Convertible Notes due 2012 (the “Convertible Notes”), (b) Series C Convertible Preferred Stock (the “Convertible Preferred Stock”) and (c) Series E Warrants (the “Series E Warrants”, together with the Convertible Notes and the Convertible Preferred Stock, the “Company Securities”).

As of the date of this Agreement, Riverview Group LLC (“Riverview”) has record and beneficial ownership of the following securities (a) $4,666,667 in principal amount of Convertible Notes, (b) 1,611 shares of Convertible Preferred Stock and (c) a Series E Warrant to acquire 625,000 shares of Class A common stock of the Company (the “Common Stock”) (collectively (a) through (c), the “Riverview Securities”).

For the inducement consideration set forth below, and in all cases subject to the respective governing document(s) of the Company Securities, Riverview hereby delivers with the execution of this letter agreement, duly executed exercise/conversion notices for each of the Riverview Securities pursuant to the terms of the respective governing documents of the Company Securities. The exercise/conversion notices reflect the exercise by Riverview of: (a) $4,666,667 in principal amount of the Convertible Notes into 3,111,111 shares of Common Stock, (b) 1,611 shares of Convertible Preferred Stock into 537,000 shares of Common Stock and (c) the Series E Warrant into 625,000 shares of Common Stock. With respect to the exercise of the Series E Warrant, Riverview has, contemporaneously with the execution of this letter agreement, delivered a cash payment in the amount of $1,600,000 which payment represents (a) an aggregate cash exercise price of $2,300,000 in connection with the full exercise of its Series E Warrant minus (b) the amount of the Inducement Payment (as defined below) to an account previously designated by the Company in writing (the “Net Exercise Payment”).

As an inducement for Riverview to undertake the exercise/conversion transactions set forth in this letter agreement, the Company hereby agrees to make a cash payment in the amount of $700,000 to Riverview (the “Inducement Payment”), which payment has been reflected in the Net Exercise Payment.

The Company shall deliver to Riverview 4,273,111 shares of Common Stock in accordance with the terms of the respective governing documents of the Company Securities.

26972 Burbank

Foothill Ranch, California 92610

949.699.3900

The Company and Riverview each represent and warrant to the other party that (a) this letter agreement has been duly and validly authorized, executed and delivered on behalf of such party, (b) this letter agreement constitutes the legal, valid and binding obligations of such party, enforceable against such party in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors rights and remedies and (c) the execution and delivery of this letter agreement and the consummation of the transactions contemplated hereby do not require the consent, waiver, approval, license or authorization of, or any filing with, any other person or entity.

Riverview hereby covenants that, from time to time after delivery of this letter agreement, at the Company’s request and without further consideration, Riverview will execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all further acts, conveyances, transfers, assignments, powers of attorney and assurances as reasonably may be required to effect the terms of this letter agreement.

This letter agreement and the respective governing documents of the Company Securities constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written; and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein or in the respective governing documents of the Company Securities.

No amendment, supplement, modification, waiver or termination of this letter agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Assignment shall be deemed or shall constitute a waiver of any other provision of this letter agreement, whether or not similar, unless otherwise expressly provided.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

This letter agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

[Remainder of page left blank intentionally]

26972 Burbank

Foothill Ranch, California 92610

949.699.3900

IN WITNESS WHEREOF, the undersigned has executed this letter agreement effective as of the date set forth above.

THE WET SEAL, INC.

By:	/s/ Steven H. Benrubi
Name:	Steven H. Benrubi
Title:	CFO

Accepted and Agreed to

As of the date set forth above

RIVERVIEW GROUP LLC

By: Integrated Holding Group LP, its Managing Member

By: Millennium Management LLC, its General Partner

By:	/s/ Robert Williams
Name:	Robert Williams
Title:	Chief Financial Officer

26972 Burbank

Foothill Ranch, California 92610

949.699.3900